EXHIBIT 10.33

                           Memorandum of Understanding
               ---------------------------------------------------
                          Wednesday, November 17, 1999

                       Made between Telic and IPVoice.Com.

         -Both Parties wish to enter into a strategic alliance that proves mutually beneficial. -Both Parties shall maintain this relationship all long as it continues to prove beneficial. -Both Parties agree that this MOU is not binding and is meant to serve as a reference point for our relationship while a more detailed and formal agreement is created.

Context

1. Telic wishes to provide enhanced services to its partners by offering a business management system to said partners. Currently Telic is not is possession of such a "billing" system and is not in the position to develop one in a timely fashion.

2. IPVoice.Com wishes to provide a high-density gateway solutions to its customers. IPVoice.Com is not currently in a position to develop this high-density solution in a timely fashion. IPVoice.Com wishes to provide a PC-based telephone that functions with a high-density gateway solution.

3.       Both  parties  believe  that  access  to  each  other's   networks  and
         facilities  will  prove  to  be  an  advantageous   situation  for  all
         concerned.

4. Both parties believe that mutual cooperation in both technology and network expansion shall prove to be a highly beneficial circumstance.

Regarding Gateways

1. Telic.Net will allow IPVoice.Com to purchase gateways at Telic.Net's purchase Hardware cost. Telic agrees to supply vendor invoices for hardware purchases.

2. IPVoice shall have the right to purchase equivalent hardware from its own sources.

3. IPVoice shall receive training from Telic in order to construct gateways.

4. IPVoice.Com can license the TeraVox (card control software) software from Telic.Net at its best current price, not to exceed $50/port, (this includes any Solaris drivers to support the AudioCode IP card). Telic agrees to supply vendor invoices for software purchases.

5. IPVoice.Com can have a copy of the source code for both the "LinkNet" and "Billing" interface software from Telic.Net upon request. This source code will not include any Telic

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         specific  features that fall into the category of "new  products"  that
         Telic has developed at its expense for its own marketing purposes.

6. Telic will modify the gateway software to accommodate IPVoice's billing interface and call flow.

7. Gateways shall have fax, voice and softphone capability.

PC SoftPhone

1. IPVoice.Com can purchase the softphone for $2 per copy. IPVoice will pay Telic the amount once the customer has activated and paid for the SoftPhone service from IPVoice.

2. Telic shall have access to all reports required to audit this process.

3. Telic.Net shall provide the ability to purchase the source code for this software.

4. Telic.Net will make best efforts to modify the softphone to work with MultiCom and provide a small amount of custom labeling and cosmetic changes. These efforts being driven by IPVoice business commitments for the purchase of the softphone.

5. IPVoice shall have the right to custom label this software for its partners or other promotional purposes.

Network Installation and Support

1. Telic.Net will provide full network support for all IPVoice.Com. This includes: Troubleshooting, 24/7 Network monitoring, assistance in provisioning, quality assurance and monitoring.

2. IPVoice.Com will pay .1 cent (one tenth of a cent) for each call record passed through the network supported by Telic each month per month.

3. Telic.Net will install IPVoice.Com gateways. Telic.Net will charge IPVoice travel expense plus a reasonable on-site install charge for this service.

Billing Services

1. IPVoice.Com will provide Telic up to 4 MultiCom billing systems (run-time software only) IPVoice.Com will support Telic and provide guidance on required hardware. Telic shall pay for any Progress and Unix license (at IPVoice cost) required to run a server.

2. Telic.Net will pay IPVoice.Com .1 cent per call record (one tenth of one cent) created across every billing server within each month, per month.


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3.       IPVoice.Com will provide  Telic.Net with all enhancement to MultiCom as they are released by IPVoice.Com.

4. Telic.Net can have the source code to the MultiCom socket server interface. this allows Telic to create enhanced features that are specific to its purposes without relying upon IPVoice to provide these enhancements.

General

1. IPVoice.Com and Telic.Net agree to make mutual best efforts to accommodate the software features required by the other.

2. Both parties agree to assist the other in all manner of network, carrier, facility, technology endeavors that bring to both.

3. Telic.Net shall be the first organization (and have preferred status) of the "IPVoice.Com Interoperability Initiative" ("i3").

4. Both parties shall work together to insure network interoperability and billing interoperability.

5. Both parties shall work closely together to enhance the others technology development and value.

Carrier and Facility Rights

1. IPVoice and Telic shall have the right to place equipment at each other's sites at cost.

2. IPVoice and Telic shall have the rate to purchase from each other, at cost, pro rata, IP bandwidth between facilities from each other's current bandwidth circuits or utilize existing contracts for said bandwidth to install new IP connection. Each party shall have the option to insist that the other order additional bandwidth should it be required. (Each party shall be responsible for providing any equipment required for this purpose.) The purpose of this is to enhance the other's ability to acquire much-needed bandwidth from the other's resources.

3. IPVoice and Telic shall have the right to order carrier circuits from the other at install cost.

4. IPVoice and Telic shall provide each other favorable wholesale rates from their respective carriers.

/s/ Anthony Welch                                    /s/ Eric Hernaez
--------------------------                           -------------------------
Anthony K. Welch                                     Eric Hernaez
Director, IPVoice.Com                                President, Telic.Net

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